CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258015 on Form N-2 of our report dated September 20, 2024, relating to the financial statements and financial highlights of BlackRock MuniAssets Fund, Inc. (the “Fund”), appearing in this Annual Report on Form N-CSR for the year ended July 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 3, 2024